Exhibit 28(j) - Accountant's Consent.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Midas Fund, Midas Magic and Midas Perpetual Portfolio, each a series of shares of Midas Series Trust and to the use of our report dated February 26, 2013 on the financial statements and financial highlights of Midas Series Trust.   Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2012 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2013